Exhibit 99.2

EXECUTION COPY

AGREEMENT BETWEEN OAKTREE, MOLYCORP INC. AND ITS AFFILIATED DEBTORS IN POSSESSION (THE “DEBTORS”), THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF MOLYCORP INC., ET AL (“COMMITTEE”) AND NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA. (THE “NATIONAL UNION”) (SOLELY WITH RESPECT TO SECTION IV) TO RESOLVE ASSERTED CLAIMS AGAINST OAKTREE AND THE DEBTORS’ DIRECTORS & OFFICERS AND TO ADDRESS RELATED CHAPTER 11 ISSUES

February 22, 2016

THIS AGREEMENT DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS.  THIS AGREEMENT DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL PLAN OF REORGANIZATION AND ANY DEFINITIVE AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS PROPOSAL AND OTHERWISE ACCEPTABLE TO THE DEBTORS, OAKTREE AND, SOLELY WITH RESPECT TO THE MATTERS CONTAINED HEREIN, TO THE COMMITTEE.  NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A STIPULATION, CONCESSION, ADMISSION, OR PROBATIVE OF ANY VIEW, FACT, OPINION, POSITION, OR OTHERWISE

In full satisfaction of the parties’ disputes, including claims asserted in the adversary proceeding#16-50005 (the “Adversary Proceeding”), the parties agree as follows:

I.                                        Stand-Alone Reorganization(1)

1.                                      Pursuant to a revised plan (the “Revised Plan”) and as part of the 9019 Settlement (defined in section III.1 below), in exchange for a full and final release from all claims and causes of action, including from the Committee’s litigation in the Adversary Proceeding, granted to Oaktree, its affiliates, and their respective Representatives, holders of claims in Class 5A, including the deficiency claims of the holders of 10% Notes (the “Class 5A Creditors”) will receive 7.5% (the “Class 5A Equity”), and Oaktree shall receive 92.5%, of the Reorganized Parent Common Equity subject to dilution on a pro rata basis for stock award plans for directors and officers of the Reorganized Debtors, subject to the terms hereof.(2)

(1)  Capitalized terms not defined herein shall have the meanings ascribed to them in the Debtors’ Second Amended joint Plan of Reorganization, dated January 20, 2016 [Docket No. 1153] (the “Plan”).

(2)  Subject to the terms of the DIP Facility, cash that has been deposited in the DIP Loan Disbursement Account (as defined in the DIP Order) and any cash that is returned to the Debtors or their affiliates that previously was in the DIP Loan Disbursement Account shall be distributed to Oaktree in partial satisfaction of the DIP Claims after the following amounts required to be paid under the Plan have been paid in full in cash (i) Administrative Claims (other

a.                                      Upon emergence, the Reorganized Debtors will have no Oaktree-related debt and no preferred equity will be outstanding.  The Reorganized Debtors are entitled to seek and obtain debt from parties unrelated to Oaktree on emergence or from any party thereafter provided such capital raises comply with the minority shareholder protections provided below.

b.                                      Minority shareholder protections to provide for: (a) preemptive rights in the event of a capital raise (debt or equity) with at least 15 days prior written notice, subject to a customary right to complete an issuance prior to satisfaction of such notice requirement; (b) customary tag-along rights; (c) a requirement that any dividends, sale proceeds, share repurchase, or other shareholder-related distributions made by the company to any shareholder must be made to all shareholders pro rata; (d) registration rights, following an IPO of the Reorganized Parent, for each stockholder holding at least 5% of the then-outstanding shares of common stock; (e) a requirement that any transactions (including debt incurrences or issuances of senior securities, but exclusive of other transactions for which preemptive rights are applicable) between the Reorganized Debtors, on the one hand, and Oaktree or any affiliate thereof (excluding the Reorganized Debtors and their respective subsidiaries), on the other hand, be at arms’ length, on market terms and that, for transactions involving payments or value in excess of $5 million, the Reorganized Parent obtain an opinion from an independent financial advisor that the consideration to be received in the transaction is fair to the Reorganized Debtors, provided that Oaktree agrees that neither Oaktree Capital Management LP nor any investment fund managed by Oaktree Capital Management LP, nor any entity within the corporate structure of Oaktree Capital Management LP will charge a fee with respect to the management of, or similar services provided to, the Reorganized Debtors, but may seek reimbursement of actual costs and expenses; (f) sharing of audited annual consolidated financial statements, and unaudited quarterly consolidated financial statements, subject to appropriate confidentiality restrictions, to the ten (10) largest holders of more than 0.1% of the common stock; (g) provisions in the governing documents providing that, to the fullest extent permitted by the Delaware General Corporation Law, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director; and (h) no amendments or modifications to the Reorganized Parent’s organizational or governing documents that may disproportionately adversely affect the Class 5A Equity without the consent of a majority of the holders of the Class 5A Equity.

(continued...)

than the DIP Claims), (ii) Priority Tax Claims, (iii) Other Priority Claims and (iv) General Unsecured Claims against the Downstream Debtors.

2.                                      For all purposes, the value of the equity will be calculated using the Debtor’s midpoint equity value of $417 million.

3.                                      Oaktree shall not receive a distribution in excess of 100% of its allowed claims in the amount of $513.8 million.

4.                                      (a) Class 5A Creditors also will receive $2 million (the “Class 5A Cash Payment”); (b) the Class 5A Cash Payment will be used, to the extent legally permissible, to fund a cash-out program (which cash-out program shall be subject to Committee consent, which consent shall not be unreasonably withheld) for trade creditors in Classes 5A, 5B and 5C; and (c) the Class 5A Cash Payment will be in addition to other cash payments made to holders of claims in Classes 5D and 5E (where applicable) currently contemplated by the Plan.

5.                                      The fees and expenses of the Committee’s legal professionals incurred on and after the date of execution of this Agreement (the “Agreement Effective Date”) with respect to the issues covered in Paragraphs I.4, I.6, I.7, I.8(ii), I.8(iii), II.4, II.5, II.6, II.7, II.8(ii), and II.8.(iii) (collectively, the “Fee Cap Matters”) shall be capped at $250,000 (the “Fee Cap”).  Any amounts incurred by the Committee’s legal professionals on and after the Agreement Effective Date with respect to the Fee Cap Matters in excess of the Fee Cap shall be disallowed.

6.                                      No litigation trust will be created.  The Revised Plan shall include a full and final release from (i) all claims and causes of action against the Committee and its Representatives and (ii) of all avoidance actions and all other claims of the Debtors against holders of Claims in Class 5; provided, however, that with respect to (i) and (ii) no release shall be granted to Class 5 Creditors that object to the Revised Plan.  All claims and causes of action not released pursuant to the Revised Plan shall vest in the Reorganized Debtors; provided, however, the Debtors shall seek to surcharge the collateral of the 10% Notes to defend against any claim or objection to confirmation of the Revised Plan asserting that any subclass in Class 5 is not entitled to its proposed distribution under the Revised Plan (including, without limitation, the distribution of the Class 5A Equity and the Class 5A Cash Payment to Class 5A Creditors).  Any recovery to Class 5 on account of any surcharge of the collateral of the 10% Notes above the amounts provided in paragraphs 1 and 4 of this section shall revert to the Reorganized Debtors.(3)

7.                                      The reasonable fees and expenses of the three indenture trustees of the Debtors’ unsecured notes will be paid in full in cash on the Effective Date of the Revised Plan, subject to a cap of $1.75 million in the aggregate.

(3)  Approval by the Court of any surcharge of the collateral of the 10% Notes shall not be a condition to confirmation of the Revised Plan.

8.                                      As part of the 9019 Settlement (defined in section III.1 below): (i) any and all claims asserted by Oaktree against the Debtors will be allowed in the amount of $513.8 million; (ii) the Debtors, Oaktree and the Committee will support a Revised Plan that allows (a) the Convertible Notes Claims with respect to the 3.25% Convertible Senior Notes due 2016 in the amount of $210,051,095.97, (b) the Convertible Notes Claims with respect to the 6.00% Convertible Senior Notes due 2017 in the amount of $390,262,734.00, and (c) the Convertible Notes Claims with respect to the 5.50% Convertible Senior Notes due 2018 in the amount of $152,215,658.00; and (iii) the Debtors (to the extent they in good faith determine legally permissible)(4), Oaktree and the Committee will support a Revised Plan that seeks to recharacterize Claim No. 367 (Filed by Magnequench International, Inc. filed against Molycorp, Inc.), Claim No. 368 (Filed by Magnequench, Inc. filed against Molycorp, Inc.), Claim No. 391 (Filed by Molycorp, Inc. filed against Molycorp Luxembourg Holdings S.à r.l.), Claim No. 427 (Filed by Molycorp Minerals Canada ULC filed against MCP Exchangeco Inc.), and Claim No. 435 (Filed by Molycorp, Inc. filed against MCP Exchangeco Inc.) (collectively, the “Intercompany Claims”) as equity solely for purposes of calculating distributions to creditors pursuant to the Revised Plan.(5) Paragraph 8(i) of this section is a condition to the 9019 Settlement, the failure of which will render the 9019 Settlement void.

II.                                   Entire Company Sale

1.                                      Pursuant to the Revised Plan and as part of the 9019 Settlement (defined in section III.1 below), if the Entire Company Sale occurs, in exchange for a full and final release from all claims and causes of action, including from the Committee’s litigation in the Adversary Proceeding, granted to Oaktree, its affiliates, and their respective Representatives, Class 5A Creditors will receive 7.5%, and Oaktree shall receive 92.5%, of the Entire Company Sale Net Proceeds and cash on hand until Oaktree has received $513.8 million after the following amounts required to be paid under the Plan have been paid in full in cash (i) Administrative Claims (other than the DIP Claims), (ii) Priority Tax Claims, (iii) Other Priority Claims, (iv) General Unsecured Claims against the Downstream Debtors and (v) a reserve for the Entire Company Sale Wind-Down Budget.

2.                                      Oaktree shall not receive a distribution in excess of 100% of its allowed claims in the amount of $513.8 million.

3.                                      The fees and expenses of the Committee’s legal professionals incurred on and after the Agreement Effective Date shall be subject to the Fee Cap until such time as Oaktree has received payment of all amounts under paragraph 1 of this section.

(4)  For the avoidance of doubt, subject to the Fee Cap, the Committee shall retain the right to seek to recharacterize the Intercompany Claims irrespective of the Debtors’ determination.

(5)  Approval by the Court of the findings sought in paragraphs 8(ii) and 8(iii) of Section I shall not be a condition to confirmation of the Revised Plan.

4.                                      The Debtors, Oaktree and the Committee will support a Revised Plan that provides, to the extent legally permissible, that all remaining value in the Estates (including the auction proceeds and cash above the amount needed to satisfy 1 above, and other assets, other than Mountain Pass) after Oaktree has been paid pursuant to paragraph 1 above, shall be distributed to the Class 5A Creditors.(6)

5.                                      After payment to Oaktree of all amounts under paragraph 1 of this section, a portion of the proceeds distributed to Class 5A may be used to fund a cash-out program (which cash-out program shall be subject to Committee consent, which consent shall not be unreasonably withheld) for trade creditors in Class 5A, Class 5B, or Class 5C to the extent permissible under applicable law.

6.                                      No litigation trust will be created.  The Revised Plan shall include a full and final release from (i) all claims and causes of action against the Committee and its Representatives and (ii) of all avoidance actions and all other claims of the Debtors against holders of Claims in Class 5; provided, however, that with respect to (i) and (ii) no release shall be granted to Class 5 Creditors that object to the Revised Plan.

7.                                      The reasonable fees and expenses of the three indenture trustees of the Debtors’ unsecured notes will be paid in full in cash on the Effective Date of the Revised Plan, subject to a cap of $1.75 million in the aggregate.

8.                                      As part of the 9019 Settlement (defined in section III.1 below): (i) any and all claims asserted by Oaktree against the Debtors will be allowed in the amount of $513.8 million; (ii) the Debtors, Oaktree and the Committee will support a Revised Plan that allows (a) the Convertible Notes Claims with respect to the 3.25% Convertible Senior Notes due 2016 in the amount of $210,051,095.97, (b) the Convertible Notes Claims with respect to the 6.00% Convertible Senior Notes due 2017 in the amount of $390,262,734.00, and (c) the Convertible Notes Claims with respect to the 5.50% Convertible Senior Notes due 2018 in the amount of $152,215,658.00; and (iii) the Debtors (to the extent legally permissible), Oaktree and the Committee will support a Revised Plan that provides (a) that payment to Oaktree shall be deemed to have been made in a manner so as to maximize distributions to Class 5A Creditors, in the following order: first from Mountain Pass and then from the assets of, or the sale proceeds from Neo, and the DIP Claims, subject to subclause (c) below, shall be satisfied before Oaktree’s pre-petition claims shall be satisfied; (b) for recharacterization of the Intercompany Claims as equity solely for purposes of calculating distributions to creditors pursuant to the Revised Plan (as to the Debtors, only to the extent they in good faith determine legally permissible);(7) (c) marshaling of Oaktree’s collateral in a manner that satisfies its DIP claims first through its administrative expense claims

(6)  Paragraph 4 of Section II shall not be a condition to confirmation of the Revised Plan.

(7)  For the avoidance of doubt, subject to the Fee Cap, the Committee shall retain the right to seek to recharacterize the Intercompany Claims irrespective of the Debtors’ determination.

against Exchangeco and Luxco; (d) a surcharge of the 10% Notes’ collateral, including 65% pledge of the Exchangeco and Luxco shares, for all costs of preserving and maintaining Mountain Pass; and (e) subject to Section II.1 above, Oaktree’s liens to be released (both pre-petition and post-petition liens) on the DIP cash accounts and Parent’s unencumbered cash accounts for the benefit of the Class 5A Creditors.(8) Paragraph 8(i) of this section is a condition to the 9019 Settlement, the failure of which will render the 9019 Settlement void.

9.                                      Any increase in the amount of the Entire Company Sale Trigger shall be subject to the Committee’s consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required for increases in the amount of the Entire Company Sale Trigger to reflect additional sums becoming due as a result of an extension of the maturity date of the DIP Facility and any accrual of interest or lease payments on Oaktree’s pre-petition debt.

III.                              Debtors, Committee and Oaktree Support

1.                                      The Revised Plan will include all agreements and obligations contained herein as a settlement pursuant to Federal Rule of Bankruptcy Procedure 9019 (the “9019 Settlement”).  The Debtors (to the extent legally permissible), Oaktree and the Committee agree to take all actions reasonably necessary to support the confirmation of the Revised Plan and approval of the 9019 Settlement consistent with the schedule currently before the Bankruptcy Court.  Without limiting the foregoing, the Committee shall (a) provide the Debtors with a letter recommending to holders of unsecured claims that they vote in favor of the Revised Plan, (b) support the Revised Plan and the 9019 Settlement even if Class 5 Creditors vote against the Plan, and (c) support any extensions of exclusivity as necessary to facilitate confirmation of the Revised Plan.

2.                                      The Debtors, Oaktree and the Committee agree that they shall not, directly or indirectly, object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, confirmation, implementation, or consummation, of the Revised Plan or the sale contemplated by the Bid Procedures Order, if applicable, including, without limitation, in the case of a sale, (a) supporting the distribution to Oaktree of the amounts contemplated by the 9019 Settlement promptly following the consummation of such sale and (b) supporting the distributions to all unsecured creditors of the amounts contemplated by the 9019 Settlement promptly following the consummation of such sale, and (c) not objecting on the basis of the sufficiency or insufficiency of the sale process or the valuation of the Downstream Businesses so long as the Debtors act in accordance with the Bid Procedures and the Bid Procedures Order.

(8)  Approval by the Court of the findings sought in paragraphs 8(ii) and 8(iii) of Section II shall not be a condition to confirmation of the Revised Plan and in no event shall the confirmation date of the Revised Plan (or the distributions to Oaktree thereunder) be delayed for approval of such provisions.

3.                                      The Committee shall have no consent rights with respect to a settlement with the holders of the 10% Notes but it shall have the right to object to such settlement.

4.                                      If the Revised Plan is not confirmed by the Bankruptcy Court prior to the maturity of the Debtors’ Debtor in Possession Financing Facilities, as such maturity may be amended (in Oaktree’s sole discretion), the terms of this agreement are null and void.

5.                                      The Revised Plan shall provide the Debtors, their non-Debtor affiliates and each of their respective Representatives a full and final release from all claims and causes of action.

6.                                      The Debtors’ obligations to indemnify their directors and officers shall not be assumed pursuant to the Revised Plan or pursuant to an order of the Bankruptcy Court but rather shall be treated as pre-petition unsecured claims subject to the Bankruptcy Code.  Nothing herein shall affect the insurance coverage (if any) of the Debtors’ directors and officers.

7.                                      For the avoidance of doubt, any and all obligations of the Debtors hereunder are only to the extent legally permissible and subject in all respects to their fiduciary duties.

IV.                               Settlement of Claims Against the Debtors’ Directors and Officers

1.                                      As part of the 9019 Settlement, and in settlement of the claims asserted in the Adversary Proceeding against the Debtors’ current and former officers and directors (the “D&Os”), National Union Fire Insurance Company of Pittsburgh, Pa. (the “National Union”) shall pay on the Effective Date $3 million to the Estate of the Parent for the sole benefit of the Class 5A Creditors (the “National Union Payment”).(9)

2.                                      As part of the 9019 Settlement, the Committee shall release, on behalf of the Debtors’ Estates, the Debtors’ current and former directors and officers (regardless of whether such directors or officers are named as defendants in the Adversary Proceeding) and National Union from any and all claims asserted in the Adversary Proceeding and any and all claims that the Debtors’ estates could have asserted against such directors and officers based on events occurring prior to the Petition Date.  The Revised Plan shall exculpate the Debtors’ directors and officers with respect to the period from the Petition Date through the Effective Date (as defined in the Plan).

(9)  Neither approval of the settlement with National Union nor receipt of the National Union Payment by the Class 5A Creditors shall be conditions to confirmation of the Revised Plan; provided, however, that National Union’s obligation to make the National Union Payment shall be conditioned solely on the Bankruptcy Court approving the releases and exculpation described in this Section IV as incorporated in the Revised Plan (and, with respect to the injunction and Third Party Releases currently in the Plan, only to the fullest extent approved by the Bankruptcy Court).

3.                                      National Union and the D&Os shall have approval rights (i) solely with respect to the provisions of the Revised Plan which embody the settlement described in this Section IV, and (ii) only with respect to terms which are inconsistent with the Plan’s existing release and exculpation provisions as modified by the settlement reflected in this Section IV.

[SIGNATURE PAGES TO FOLLOW]

Agreed and Accepted by:

MOLYCORP, INC., on behalf of itself and each
of its subsidiaries and affiliates

By:	/s/ Geoffrey Bedford

NAME:	Geoffrey Bedford
TITLE:	President and Chief Executive Officer

Agreed and Accepted by:

OCM MLYCo CTB Ltd.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Nick Basso

	NAME:	Nick Basso
	TITLE:	Vice President

By:	/s/ Emily Stephens

	NAME:	Emily Stephens
	TITLE:	Managing Director

Agreed and Accepted by:

THE OFFICIAL COMMITTEE OF
UNSECURED CREDITORS OF
MOLYCORP, INC., ET AL.

By:	/s/ Luc Despins

Luc Despins
Paul Hastings, LLP
Counsel to the Committee

Agreed and Accepted by:

PLYMOUTH LANE PARTNERS (MASTER), LP

Solely in its capacity as Chair of the Committee
and not in its individual capacity:

By Plymouth Lane Capital Management, LLC, its
investment advisor:

By:	/s/ Mark Kronfeld

NAME:	Mark Kronfeld
TITLE:	G.C.

Agreed and Accepted Solely with Respect to Section IV Hereof by:

NATIONAL UNION FIRE INSURANCE
COMPANY OF PITTSBURGH, PA

By:	/s/ Michael Manire

NAME:	Michael Manire
TITLE:	Partner, Manire & Galla LLP,
Counsel to National Union